EXHIBIT 5



          [LETTERHEAD OF VINSON & ELKINS L.L.P. APPEARS HERE]






                              May 15, 1997

Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas   75201-3391

Ladies and Gentlemen:

         We  have  acted  as  counsel  for  Halliburton   Company,   a  Delaware
corporation (the "Company"), for a number of years, and are familiar with the Landmark Graphics Corporation 1987 Non-Qualified Stock Option Plan, Landmark Graphics Corporation 1989 Flexible Stock Option Plan, The Directors' Stock Option Plan of Landmark Graphics Corporation, Landmark Graphics Corporation Consultants' Stock Option Plan, Landmark Graphics Corporation 1990 Employee Stock Option Plan and Landmark Graphics Corporation 1994 Flexible Incentive Plan (collectively, the "Plans"). We have assisted in the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Amendment") to be filed pursuant to the Securities Act of 1933, as amended, on or about May 15, 1997 with the Securities and Exchange Commission by the Company with respect to the offering, sale and delivery of shares of Common Stock, $2.50 par value ("Common Stock") of the Company and Preferred Stock Purchase Rights of the Company to be issued under the Plans. We note that the Plans are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

         In this connection, we examined such certificates, documents and records as we deemed relevant and necessary as a basis for our opinions hereinafter set forth, including, among other things, the Plans and copies of relevant resolutions passed by the board of directors and stockholders of the Company.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued upon the exercise of stock options granted pursuant to the Plans have been validly authorized for issuance and, (a) upon compliance by the Company with the pertinent provisions of any applicable state securities laws and (b) when the shares of Common Stock are issued and paid for in accordance with the terms of the appropriate Plan and the underlying stock option, the shares of Common Stock so issued will be validly issued, fully paid and nonassessable and any related Preferred Stock Purchase Rights will be validly issued.




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Halliburton Company
May 15, 1997
Page 2


         This opinion is rendered as of the effective date of the Amendment. We hereby consent to the filing of this opinion as an exhibit to the Amendment, but we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ Vinson & Elkins L.L.P.
                                            ---------------------------
                                            VINSON & ELKINS L.L.P.





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